Exhibit 99.4

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On October 5, 2018, HarborOne Bancorp, Inc. (“HarborOne”) acquired Coastway Bancorp, Inc. (“Coastway”). The following unaudited pro forma combined condensed consolidated financial information combines the historical consolidated financial position and results of operations of HarborOne and its subsidiaries and Coastway and its subsidiaries, as an acquisition by HarborOne of Coastway using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Coastway were recorded by HarborOne at their respective fair values as of the date the merger was completed. The unaudited pro forma combined financial information should be read in conjunction with HarborOne’s Quarterly Report on Form 10-Q for the period ended June 30, 2018, and Annual Report on Form 10-K for the year ended December 31, 2017, and Coastway’s Quarterly Report on Form 10-Q for the period ended June 30, 2018, and Annual Report on Form 10-K for the year ended December 31, 2017.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma combined condensed consolidated financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed consolidated financial information is subject to adjustment and could materially vary from the actual purchase price allocation as additional information becomes available. Accrued income taxes and deferred taxes were recorded on a provisional basis and could vary from the actual recorded balance once finalized.

The Coastway merger was announced on March 14, 2018, and was completed on October 5, 2018. The Coastway merger provided that Coastway’s shareholders would receive $28.25 per share of Coastway common stock.

The unaudited pro forma combined condensed consolidated balance sheet gives effect to the merger as if the transaction had occurred on June 30, 2018. The unaudited pro forma combined condensed consolidated income statements for the six months ended June 30, 2018, and the year ended December 31, 2017, give effect to the merger as if the transaction had become effective on January 1, 2017.

HarborOne Bancorp, Inc. Unaudited Combined Condensed Consolidated Balance Sheet as of June 30, 2018

(in thousands)

					HarborOne
	HarborOne	Coastway			Bancorp, Inc. Pro
	Bancorp, Inc	Bancorp, Inc.	Pro Forma		Forma
	As Reported	As Reported	Adjustments	Ref	Combined
Assets:
Cash and cash equivalents	$132,496	$50,084	$(125,565)	A	$57,015
Securities available for sale	185,702	—	—		185,702
Securities held-to-maturity	48,251	—	—		48,251
Federal Home Loan Bank stock, at cost	15,310	11,368	—		26,678

Loans held for sale	71,017	16,238	—		87,255

Loans	2,300,695	712,113	(23,644)	B	2,989,164
Allowance for loan losses	(19,244)	(3,358)	3,358	B	(19,244)
Net loans	2,281,451	708,755	(20,286)		2,969,920

Goodwill	13,717	—	58,361	C	72,078
Other intangible, net	—	—	8,823	D	8,823
Other assets	131,770	48,459	3,423	E, G	183,652
Total assets	$2,879,714	$834,904	$(75,244)		$3,639,374

Liabilities
Deposits	$2,202,502	$501,944	$(1,814)	F	$2,702,632
Short-term borrowings	70,000	250,950	—		320,950
Long-term debt	217,438	—	—		217,438
Other liabilities	41,198	8,580	—		49,778
Total liabilities	2,531,138	761,474	(1,814)		3,290,798

Stockholders’ equity
Total stockholders’ equity	348,576	73,430	(73,430)	H	348,576
Total liabilities and stockholders’ equity	$2,879,714	$834,904	$(75,244)		$3,639,374

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

HarborOne Bancorp, Inc.and Subsidiaries Unaudited Combined Condensed Consolidated Income Statement
for the Six Months Ended June 30, 2018

(in thousands, except per share data)

	HarborOne Bancorp, Inc	Coastway Bancorp, Inc.	Pro Forma		HarborOne Bancorp, Inc. Pro Forma
	As Reported	As Reported	Adjustments	Ref	Combined

Interest Income:
Interest and fees on loans	$47,302	$14,114	$493	I	$61,909
Interest and dividends on investments	3,063	—	—		3,063
Other interest and dividend income	571	550	—		1,121
Total Interest Income	50,936	14,664	493		66,093
Interest Expenese	9,917	3,557	181	J	13,655
Net interest income	41,019	11,107	312		52,438
Provision for loan losses	1,694	569	—		2,263
Net interest income after provision for loan losses	39,325	10,538	312		50,175
Noninterest income:
Mortgage banking income	15,742	1,635	—		17,377
Deposit account fees	6,191	1,847	—		8,038
Income of retirment account annuities	232	—	—		232
Bank-owned life insurance income	482	61	—		543
Other income	1,259	27	—		1,286
Total noninterest income	23,906	3,570	—		27,476
Noninterest expenses:
Compensation and benefits	33,697	5,799	—		39,496
Occupany and equipment	6,236	1,575	—		7,811
Data Processing	3,122	968	—		4,090
Loan expenses	2,652	—	—		2,652
Marketing	2,083	142	—		2,225
Deposit expenses	657	—	—		657
Amortization of intangible assets	—	—	441	K	441
Other expenses	7,670	2,860	(1,663)	L	8,867
Total noninterest expenses	56,117	11,344	(1,222)		66,239
Income before taxes	7,114	2,764	1,534		11,412
Income taxes	1,759	910	383	M	3,052
Net income	$5,355	$1,854	$1,151		$8,360

Weighted-average common shares outstanding:
Basic	31,574,411	4,026,715	(4,026,715)		31,574,411
Diluted	31,574,411	4,087,301	(4,087,301)		31,574,411
Basic earnings per share	$0.17	$0.46			$0.26
Diluted earnings per share	$0.17	$0.45			$0.26

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

HarborOne Bancorp, Inc. and Subsidiaries Unaudited Combined Condensed Consolidated Income Statement
for the Year Ended December 31, 2017

(in thousands, except per share data)

	HarborOne Bancorp, Inc	Coastway Bancorp, Inc.	Pro Forma		HarborOne Bancorp, Inc. Pro Forma
	As Reported	As Reported	Adjustments	Ref	Combined

Interest Income:
Interest and fees on loans	$83,853	$23,510	$986	I	$108,349
Interest and dividends on investments	5,271	—	—		5,271
Other interest and dividend income	1,160	679	—		1,839
Total Interest Income	90,284	24,189	986		115,459
Interest Expenese	15,936	4,474	363	J	20,773
Net interest income	74,348	19,715	624		94,687
Provision for loan losses	2,416	435	—		2,851
Net interest income after provision for loan losses	71,932	19,280	624		91,836
Noninterest income:
Mortgage banking income	37,195	3,671	—		40,866
Deposit account fees	12,311	3,479	—		15,790
Income of retirment account annuities	455	—	—		455
Bank-owned life insurance income	1,024	133	—		1,157
Other income	3,549	255	—		3,804
Total noninterest income	54,534	7,538	—		62,072
Noninterest expenses:
Compensation and benefits	66,223	12,326	—		78,549
Occupany and equipment	11,706	3,211	—		14,917
Data Processing	6,157	1,921	—		8,078
Loan expenses	6,881	—	—		6,881
Marketing	3,595	312	—		3,907
Deposit expenses	1,349	903	—		2,252
Amortization of intangible assets	—	—	882	K	882
Other expenses	13,503	3,074	—		16,577
Total noninterest expenses	109,414	21,747	882		132,043
Income before taxes	17,052	5,071	(259)		21,864
Income taxes	6,673	2,479	(65)	M	9,087
Net income	$10,379	$2,592	$(194)		$12,777

Weighted-average common shares outstanding:
Basic	31,228,318	4,013,000	(4,013,000)		31,228,318
Diluted	31,228,317	4,039,000	(4,039,000)		31,228,317
Basic earnings per share	$0.33	0.65			0.41
Diluted earnings per share	$0.33	0.64			0.41

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Note 1—Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and notes have been prepared to illustrate the effects of the merger transaction involving HarborOne and Coastway using the acquisition method of accounting with HarborOne treated as the acquirer. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entity. Under the acquisition method of accounting, the assets and liabilities of Coastway, as of the effective date of the merger, were recorded by HarborOne at their respective fair values and the excess of the merger consideration over the fair value of the net assets was allocated to goodwill and other intangible assets.

The Coastway merger was announced on March 14, 2018, and was completed on October 5, 2018. The Coastway merger provided that Coastway’s shareholders would receive $28.25 per share of Coastway common stock.

The pro forma allocation of purchase price reflected in the unaudited pro forma combined condensed consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that was recorded at the time the merger transaction was completed. Adjustments may include, but not be limited to, changes in (i) Coastway’s balance sheet through the effective date of the merger; (ii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of HarborOne and Coastway are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the accounting entries to record the merger transaction under the acquisition method of accounting for business combinations. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill and other intangible assets. Fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

The pro forma purchase price for the Coastway merger is as follows:

(in thousands, except per share data)

Pro forma purchase price

Cash consideration
Shares outstanding	4,386,351
Cash consideration per share	$28.25
$123,914
Cash consideration for stock options	1,651
Total proforma purchase price	$125,565

Preliminary pro forma goodwill

Total pro forma purchase price	$125,565
Net assets at fair value
Fair value of assets acquired:
Cash and cash equivalents	50,084
Investments held to maturity	11,368
Loans held for sale	16,238
Loans, net	688,469
Other assets	51,882
Core deposit intangibles	8,823
Total assets acquired	826,864
Fair value of liabilities assumed:
Deposits	500,130
Short-term borrowings	250,950
Other liabilites	8,580
Total liabilities assumed	759,660
Net assets acquired	67,204
Preliminary pro forma goodwill	$58,361

Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All taxable adjustments were calculated using a 25.0% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.            Adjustments to cash to reflect the cash of $125.6 million used to purchase Coastway.

B.            Adjustments to loans to reflect the estimated fair value adjustments to acquired loans of $20.3 million, net, including $6.8 million of estimated credit loss,

an estimated adjustment of $11.5 million related to the difference in loan portfolio interest rates and current market interest rates, an estimated write off of deferred origination costs of $5.4 million for purchased loans, and net of the reversal of Coastway allowance for loan losses of $3.4 million.

C.            Adjustments to record estimated goodwill of $58.4 million associated with the Coastway transaction.

D.            Adjustments to record an estimated $8.8 million in core deposit intangibles.

E.             Adjustment to reflect the net fair value decrease of premises and equipment of $ 0.8 million based on independent third party appraisals of all significant premises and equipment owned by Coastway.

F.              Adjustment to Coastway time deposits of $1.8 million to reflect a current market rate of interest.

G.            Adjustment to other assets to record a deferred tax asset of $6.8 million associated with the fair value adjustment to acquired loans for expected net credit deterioration and interest rates associated with the Coastway transaction and to record deferred tax liability of $2.2 million associated with the core deposit intangible asset adjustment and a deferred tax liability of $454,000 associated with the time deposit fair value adjustment.

H.           Adjustment to eliminate Coastway shareholders’ equity.

I.                Net adjustments to interest and fees on loans of $493,000 for the six months ended June 30, 2018 and $886,000 for the year ended December 31, 2017 to record amortization of premiums and accretion of discounts on acquired loans of Coastway using a weighted average maturity of approximately 18.5 years.

J.                Net adjustments to interest expense of $181,000 for the six months ended June 30, 2018and $363,000 for the year ended December 31, 2017 to record amortization of the fair value adjustment on acquired time deposits.

K.            Net adjustments to amortization of intangible assets of $441,000 for the six months ended June 30, 2018 and $882,000 for the year ended December 31, 2017 to record amortization of core deposit intangible on acquired deposits  from Coastway using the straight line  method over an estimated 10 year life.

L.             Adjustment to eliminate acquisition expenses recorded on Coastway and HarborOne associated with the transaction with HarborOne of $1.7 million for the six months ended June 30, 2018. There were no acquisition expenses recorded for the year ended December 31, 2017.

M.         Adjustment to income tax expense to record income tax effect of pro forma adjustments at the estimated statutory tax rate of 25.0%.

Note 4—Estimated Cost Savings and Merger Integration Costs

HarborOne expects to realize approximately $6.0 million, or approximately 28% of Coastway noninterest expense base, in annual pre-tax cost savings following the merger. Estimated cost savings is expected to be fully realized by the end of fiscal year 2019 and is excluded from this pro forma analysis.

Merger and integration-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are non-recurring in nature of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger and integration-related costs are estimated to be $9.3 million pre-tax for the Coastway transaction.